Exhibit 99.1

FIRST EVANSTON BANCORP, INC.

STOCK INCENTIVE PLAN

Adopted March 20, 1995

Amended Paragraph 2 March 21, 2000

Amended Paragraph 3(d) June 18, 2002

Amended Paragraph 2 August 20, 2002

Amended Paragraph 10 January 12, 2005

Amended Paragraph 6 January 11, 2006

Amended Paragraph 10 August 22, 2016

FIRST EVANSTON BANCORP, INC.

STOCK INCENTIVE PLAN

The purpose of the First Evanston Bancorp, Inc. Stock Incentive Plan (the "Plan") is to enable First Evanston Bancorp, Inc. (the "Company") to offer long-term incentive opportunities to key executive employees and to recognize outstanding past performance, thereby assisting the Company and its subsidiaries (the "Subsidiaries") in retaining and attracting the caliber of executive talent needed to manage and conduct their affairs.

The terms and provisions of the Plan are as follows:

1. Administration. (a) The Plan shall be administered by the Compensation and Organization Committee (the "Committee") of the Company's Board of Directors (the "Board") which Committee shall consist of not less than three directors. No director may be a member of the Committee who is eligible to participate in, or within twelve months prior to this appointment to the Committee was eligible to participate in, this Plan or any other discretionary stock incentive or option plan of the Company or any of its Subsidiaries.

(b)The Committee may from time to time establish, amend or rescind such rules and regulations with respect to the Plan as it deems appropriate. All questions arising under the Plan shall be decided by the Committee and its determination shall be conclusive.

2. Common Stock. The total number of shares of the Company's common stock, no par value ("Common Stock"), which may be issued upon the exercise of options or pursuant to restricted performance share awards granted under the Plan shall not exceed 360,000, which number shall be subject to adjustment under Sections 7 and 10. Shares shall be made available for purposes of the Plan from authorized but unissued, or reacquired, shares of Common Stock. Except as otherwise provided in Section 5, shares either released from option or forfeited under restricted performance share awards may again be made the subject of an option or award granted under the Plan.

3. Stock Options. (a) Key executive employees, including officers (whether or not directors), of the Company or any of its Subsidiaries, but not including any member of the Committee, shall be eligible to be granted options under the Plan. Options may be incentive stock options under Section 422A of the Internal Revenue Code of 1986, non-qualified stock options or a combination of both. The Committee shall determine the key executive employees to whom options under the Plan are to be granted and the number of shares of Common Stock to be covered by each such option. The Committee may also grant replacement options in substitution for surrendered options.

(b) The option price per share under each option shall be fixed by the Committee at the fair market value of a share of Common Stock on the date of grant. For all purposes of the Plan, and unless otherwise determined by the Committee, the fair market value of a share of Common Stock shall mean the price which the Committee may deem to be the fair market value.

(c) Each option shall be nonassignable and nontransferable other than by will or the laws of descent and distribution and, during the lifetime of the optionee named therein, may be exercised only by the optionee.

(d) An option shall not be exercisable during the first six months after the date of its grant and shall expire and terminate not later than ten years after the date of its grant. The aggregate fair market value (determined at the time an option is granted) of the Common Stock with respect to which Incentive Stock Options (as defined by Section 422 of the Internal Revenue Code) granted hereunder (or under any other plan of the Company or any of the Subsidiaries) are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The foregoing dollar limitation shall be inapplicable to non-qualified stock, options granted hereunder.

(e) In the event of the death of an optionee with an outstanding option, the option rights may, subject to the expiration date of the option, be exercised only during the sixty month period immediately following the date of the death of the optionee by the optionee's successor in interest for the number of shares which such deceased optionee, immediately prior to the death of the optionee, was entitled to purchase but had not yet purchased under the terms of the option.

(f) Each option shall be evidenced by an option certificate issued by the Company. Subject to the specific provisions of the Plan, each option shall be exercisable in such manner (including installments), at such time or times and subject to such conditions and limitations as shall be.determined by the Committee, in its sole discretion, at the time such option is granted.

(g) Each option shall be subject to the requirement that if any time the Board shall determine that the listing or registration of the shares covered thereby upon any securities exchange or under any applicable law is necessary or desirable, such option shall not be exercisable unless such listing or registration shall have been effected.

(h) At the time of exercise of an option, the Company may cause to be placed on the stock certificate(s) issuable upon such exercise such legend as it deems necessary or appropriate to comply with the Securities Act of 1933 or any other applicable law.

(i) Common Stock purchased upon exercise of any option shall be paid for, at the time of exercise, in cash or by check, or may, at the discretion of the Committee, be paid for through the delivery of shares of Common Stock or by any other means which the Committee deems appropriate and consistent with the Plan's purpose.  As a condition to the exercise of a non-qualified option, the optionee or the optionee's successor in interest must make arrangements with the Company to provide sufficient funds to satisfy any withholding tax requirements with respect to such exercise.  An optionee or successor in interest to any optionee shall have no rights as a shareholder with respect to any shares covered by this option until such optionee or successor in interest shall have become the holder of such shares.

4. Additive Stock Appreciation Rights. Any option granted under the Plan may, at the discretion of the Committee, include stock appreciation rights exercisable in combination with the option. These rights may be extended either at the time of grant of the option or at any time during its term. An optionee who holds an option with such appreciation rights shall be entitled to receive from the Company, at the date such option is exercised in whole or in part, a cash payment (less applicable withholding taxes) equal to a percentage, not to exceed 100%, of the product of (i) the excess of the fair market value of one share of Common Stock on the date of exercise over the per share option price, multiplied by (ii) the number of shares purchased upon such exercise, provided such exercise occurs during the period from the 3rd through 12th business day following the release of the Company's most recent quarterly financial statements and such appreciation rights have been outstanding for at least six months.

5. Alternative Stock Appreciation Rights. Any option granted under the Plan may, at the discretion of the Committee, include the right to surrender the exercisable portion of the option in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable withholding taxes), that number of shares having an aggregate market value equal to the product of (i) the excess of the market value of one share as of the date of surrender over the option price per share, and (ii) the number of shares subject to the option, or portion thereof, which is so surrendered. These rights may be extended either at the time of the grant of the option or at any time thereafter during its term, but such rights shall not be exercisable until they have been outstanding for at least six months. The Company shall be entitled, at its discretion, to settle all or part of its obligation arising out of any exercise of such rights by the payment of cash equal to the aggregate market value of the shares it would otherwise be obligated to deliver. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares covered by an option or portion thereof which is so surrendered.

6. Restricted Performance Shares. (a) Senior executive offers (whether or not directors) of the Company or any of its subsidiaries, but not including any member of the Committee, shall be eligible to be granted restricted performance shares under the Plan either for past performance or future incentive. The Committee shall determine that senior executive officers to whom restricted performance shares under the Plan are to be granted, the number of shares to be covered by each award and the goals of the Company upon which vesting of the restricted performance shares is contingent, if any. A restricted performance share shall consist of shares of Common Stock which are subject to forfeiture if vesting does not occur.

(b) At the time the award is granted, the Committee may establish a vesting period or may establish certain goals which the Company must achieve during a designated period of time not to exceed five (5) years in order for the restricted performance shares to vest. The goals established by the Committee may include profitability during a designated period, earning per share, return on stockholder equity, return on assets or such other goals as may be established by the Committee in its discretion. The Committee may in its discretion establish minimum and maximum goals and corresponding minimum and maximum grants of restricted performance shares. The Committee may determine that the restricted performance shares shall vest proportionate to the degree of the Company's achievement of the established goals. In the event the Company meets all or some of the goals during the period established by the Committee, the certificate(s) representing the restricted performance shares shall be delivered to the holder of the restricted performance shares award certificate. In the event the Company shall fail to meet the minimum goals during the period established by the Committee, the restricted performance shares shall be forfeited and the certificate(s) representing such shares shall be canceled.

(c) Common Stock subject to a restricted performance share award shall be represented by a stock certificate(s) registered in the name of the holder of the award or in the name of a nominee for the benefit of such holder. The Company may cause to be placed on the stock certificate(s) representing restricted performance shares such legend as it deems necessary or appropriate to comply with the Securities Act of 1933 or any other applicable law. During the vesting period, the holder shall be entitled to vote the restricted performance shares and receive all dividends and other distributions paid thereon, but may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such shares or be entitled to delivery of any stock certificate.

(d) Any share of Common Stock forfeited under a restricted performance share award by reason of termination of the holder's employment or otherwise shall automatically be transferred to, and be reacquired by, the Company without any cost to it.

(e) The Company shall retain custody of any stock certificate(s) representing restricted performance shares during the vesting period. As a condition to the delivery of any vested shares, the holder or the holder's successor in interest must make arrangements with the Company to provide sufficient funds to satisfy any withholding tax requirements with respect to such shares.

(f) Each restricted performance award shall be evidenced by an award certificate issued by the Company, which shall contain such terms and conditions as the Committee in each instance deems appropriate and not inconsistent with the specific provisions of the Plan.

7. Antidilution.   In the event of any change in capitalization which affects the Common Stock, such as a stock dividend, a stock distribution, a stock split, a subdivision or combination of shares, such proportionate adjustments, if any, as the Committee in its discretion deems appropriate to reflect such change shall be made with respect to the options and awards outstanding under the Plan and the total number of shares of Common Stock which may be. issued under the Plan; provided, howev r. that any fractional shares resulting from any such adjustment shall be eliminated.

8. Change in Control. In the event of a "change in control" (as hereinafter defined):

(a) each optionee with an outstanding option (i) shall have the right at any time thereafter to exercise the option in full notwithstanding any waiting period, installment period or other limitation or restriction in any option certificate or in the Plan, and (ii) shall have the right, exercisable by written notice to the Company within 60 days after the change in control, to receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable in accordance with clause (i), an amount of cash equal to the difference between the fair market value on the date of exercise of the Common Stock covered by the option or portion thereof which is so surrendered and the purchase price of such Common Stock under the option, together with a cash settlement of any additive stock appreciation rights associated with the surrendered shares, provided that the right described in this clause (ii) shall be exercisable only if a positive amount would be payable to the optionee pursuant to the formula specified in this clause (ii); and

(b) each holder of a restricted performance share award (i) shall have the right at any time thereafter to receive all Common Stock subject to the restricted performance share award free of any restrictions or vesting requirements, and (ii) shall have the right, exercisable by written notice to the Company within 60 days after the change in control, to receive, in exchange for the surrender of the restricted performance share award certificate, an amount of cash equal to the fair market value on the date of exercise of the Common Stock subject to the award.

For the purposes of this Section 8, a "change in control" shall be deemed to occur when and if:

(i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange  Act of 1934) other than the Company or First Evanston Bank & Trust Company (the "Bank") becomes the beneficial owner, directly or indirectly of securities of the Company or the Bank representing  more than 50% of the voting power of all of the then outstanding securities of the Company  or of the Bank, as the case may be; or

(ii) persons who, at the beginning of any twelve consecutive month period, constitute the Board of Directors of the Company or of the Bank cease, at the end of such period, to constitute at least a majority thereof, unless the nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

9. Miscellaneous Provisions. (a) An employee's rights and interests under the Plan may not be assigned or transferred except by will or by the laws of descent and distribution.

(b) No employee or other person shall have any claim or right to be granted an option or award under the Plan. Neither the Plan nor any action taken hereunder shall be construed  as giving an employee any right to be retained in the employ of the Company or any of the Subsidiaries.

(c) The Company and the Subsidiaries shall have the right to deduct from any payment or other distribution under the Plan, including the withholding of shares of Common Stock, an amount necessary to satisfy any withholding tax requirements with respect to such payment or distribution.

10. Amendment and Termination of Plan. The Committee may at any time and from time to time amend, suspend or terminate the Plan in whole or in part. No such amendment may, except as provided in Section 7, increase the total number of shares of Common Stock which may be issued under the Plan without the approval of the Board. Unless sooner terminated, this Plan will terminate on January 12, 2015, except with respect to any options or awards then outstanding.

11. Effective Date. This Plan shall be effective March 20, 1995.

FIRST EVANSTON BANCORP, INC.

STOCK INCENTIVE PLAN

AMENDMENT ADDING PROVISIONS FOR

NON-EMPLOYEE MEMBERS OF THE

BOARD OF DIRECTORS

Adopted March 19, 1996

Amended Paragraph C(v) June 20, 2002

Amended Paragraph B August 20, 2002

Amended Paragraph G January 11,2006

Amended Paragraph G January 4, 2016

FIRST EVANSTON BANCORP, INC.

STOCK INCENTIVE PLAN

AMENDMENT ADDING PROVISIONS FOR

NON-EMPLOYEE MEMBERS OF THE

BOARD OF DIRECTORS

The purpose of this amendment is to add provisions to the First Evanston Bancorp, Inc. Stock Incentive Plan that provide the Company's non-employee members of its Board of Directors certain stock options ("Board Addition to the Plan'') so that the Company can retain the caliber of talented individuals needed to serve as members of its Board of Directors.

The terms and provisions of this Board Addition to the Plan are as follows:

A. Administration. The Board Addition to the Plan shall be administered by a separate committee (the "Committee  II") consisting of the Company's Chief Executive Officer, Chief Operating Officer and Senior Lending Officer. In the event that there is a vacancy in one or more of the foregoing offices, the Chief Executive Officer will appoint a sufficient number of officers of the Company to the Committee II to achieve a number of not less than three members.   No officer of the Company may be a member of the Committee II who is eligible to participate in or within twelve months prior to appointment to the Committee II was eligible to participate in the Board Addition to the Plan.

Committee II may from time to time establish, amend or rescind such rules and regulations with respect to the Board Addition to the Plan as it deems appropriate. All grants of stock options and questions arising under the Board Addition to the Plan shall be decided by Committee II, and its determination shall be conclusive.

B. Common Stock.  The total number  of shares of the Company's common stock, no par value ('1 Common Stock 11),  which may be issued upon  the exercise of options under  the Board Addition to the Plan shall not exceed 100,000, which number  shall be subject to adjustment under Sections E and G.  The number of shares of Common Stock so available under  the Board Addition to the Plan shall be in addition to the maximum number  of shares of Common Stock which may be issued  under  the Plan as it existed prior to the Effective Date of this Amendment. Shares shall be made available for purposes of the Board Addition to the Plan from authorized but unissued, or reacquired, shares of Common Stock.

C. Stack Options.

i)    (    Each non-employee member  of the Companis Board of Directors shall be eligible to be granted options under  the Board Addition to the Plan.

ii)    (    The option  price per share under  each option shall be fixed by the Committee II at the fair market value of a share of Common Stock on the date of grant.  For all purposes of the Board Addition to the Plan, and unless otherwise determined by the Committee II, the fair market value of a share of Common Stock shall mean the price which the Committee II may deem to be the fair market  value.

iii)    (    Each person who is a member  of the Board of Directors of the Company on the Effective Date of this Board Addition to the Plan shall be granted an option to purchase 1,000 shares of the Companis Common Stock at the now current  fair market value of such Common Stock, which is $50 per share.

iv)    (    Each option shall be nonassignable and nontransferable other than by will or the laws of descent and distribution and, during the lifetime of the optionee  named  therein, may be exercised only by the optionee.

v)    (    An option shall not be exercisable during the first six months after the Effective Date and shall expire and terminate not later than ten years after the date of its grant.

vi)    (    In the event of the death of an optionee  with an outstanding option, the option  rights may, subject to the expiration date of the option, be exercised only during the sixty month  period immediately following  the date of the death of the optionee  by the optionee1 s successor in interest for the number  of shares which such deceased  optionee,  immediately prior to the death of the optionee, was entitled  to purchase but had not yet purchased under  the terms of the option.

vii)    (    Each option shall be evidenced  by an option certificate issued by the Company.

viii)    (    Each option shall be subject to the requirement that if at any time the Board shall determine that the listing or registration of the shares covered thereby  upon  any securities  exchange or under any applicable law is necessary  or desirable, such option shall not be exercisable unless such listing or registration shall have been effected.

ix)    (    Common Stock purchased upon exercise of any option shall be paid for, at the time of exercise, in cash or by check.  An optionee  or successor in interest to any optionee shall have no rights as a shareholder with respect to any shares covered  by this option  until such optionee  or successor in interest  shall have become the holder of such shares.

D.Alternative Stock Appreciation Rights.  Any option  granted under  the Board Addition to the Plan may, at the discretion of the Committee II, include the right to surrender the exercisable portion  of the option in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable  withholding taxes), that number  of shares having an aggregate market value equal to the product of (i) the excess of the market  value of one share as of the date of surrender over the option price per share, and (ii) the number  of shares subject to the option, or portion  thereof, which is so surrendered. These rights may be extended  either at the time of the grant of the option  or at any time thereafter  during its term, but such rights shall not be exercisable until they have been outstanding for at least six months.  The Company shall be entitled,  at its discretion,  to settle all or part of its obligation  arising out of any exercise of such rights by the payment of cash equal to the aggregate market value of the shares it would  otherwise be obligated  to deliver.  The number  of shares  of Common Stock reserved  for issuance under  the Plan shall be reduced  by the number  of shares covered by an option or portion thereof which is so surrendered.

E.Antidilution. In the event of any change in capitalization which affects the Common Stock, such as a stock dividend, a stock distribution, a stock split, a subdivision or combination of shares, such proportionate adjustments, if any, as the Committee in its discretion  deems appropriate to reflect such change shall be made with respect to the options and awards outstanding under  the Board Addition to the Plan and the total number of shares of Common Stock which may be issued under  the Board Addition to the Plan; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

The rights and interests  under  the Board Addition  to the Plan may not be assigned  or transferred except by will or by the laws of descent and distribution.

F.Withholding Tax. The Company shall have the right to deduct  from any payment or other distribution under  the Board Addition to the Plan, including the withholding of shares of Common Stock, an amount necessary  to satisfy any withholding tax requirements with respect to such payment or distribution.

G. Amendment  and Termination of the Board Addition  to the Plan. The Committee II may at any time and from time to time amend, suspend or terminate the Board Addition to the Plan in whole or in part.  No such amendment may, except as provided in Section E, increase the total number  of shares of Common Stock which may be issued  under  the Board Addition  to the Plan without the approval of the Board. Unless sooner  terminated, this Plan will terminate on January 12, 2026, except with respect to any options  or awards then outstanding.

H. Effective Date. This Board Addition to the Plan shall be effective March 19, 1996.

AMENDMENT TO

FIRST EVANSTON BANCORP, INC

STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the First Evanston Bancorp, Inc. Stock Incentive Plan (the “Plan”), is dated as of April 18, 2018.

1.Effective Time.  This Amendment shall become effective as of the “Effective Time” (as defined in the Agreement and Plan of Merger, by and among Byline Bancorp, Inc., Wildcat Acquisition Corporation and First Evanston Bancorp, Inc., dated as of November 27, 2017). If the Effective Time does not occur, this Amendment shall be null and void ab initio. Except as expressly set forth herein, the Plan shall remain in full force and effect in accordance with its terms.

2.Effect of the Merger with Byline. The following is added as a new Section 12:

12.Effect Of The Merger with Byline. Upon the Effective Time (as defined in the Agreement and Plan of Merger, by and among Byline Bancorp, Inc., Wildcat Acquisition Corporation and the Company, dated as of November 27, 2017 (the “Merger Agreement”)), the following terms shall apply and supersede any provisions of the Plan to the contrary:

(a)At the Effective Time, awards of restricted performance shares that are outstanding as of immediately prior to the Effective Time shall be con- verted into the right to receive the Per Common Share Consideration (as defined in the Merger Agreement) in accordance with Section 3.1 of the Merger Agree- ment;

(b)At the Effective Time, awards of options that are outstanding as of immediately prior to the Effective Time shall be converted into fully vested and exercisable Adjusted Options (as defined in the Merger Agreement) in accord- ance with Section 3.2 of the Merger Agreement;

(c)The holder of an option that is converted pursuant to Section 3.1, of the Merger Agreement shall not have any right to seek to have such option redeemed, repurchased or cashed out by the Company pursuant to Section 8(a)(ii) of the Plan as a result of the occurrence of the Effective Time;

(d)The holder of an Adjusted Option who is employed by the Com- pany or its Subsidiaries as of immediately prior to the Effective Time and whose employment subsequently is terminated at a time when such Adjusted Option remains outstanding shall have thirty (30) days following his or her termination of employment (or such longer period as is contemplated by the terms of the Plan or the applicable award agreement) to exercise such Adjusted Option; pro- vided that in no event shall such Adjusted Option be exercisable following the tenth (10th) anniversary of the grant date of the corresponding pre-adjustment option; and

(e)The holder of an Adjusted Option who is a member of the Board as of immediately prior to the Effective Time and whose service on the Board is terminated in connection with the occurrence of the Effective Time shall have the right to exercise such Adjusted Option until the tenth (10th) anniversary of the grant date of the corresponding pre-adjustment option.

[End of Document]

Approved by the Board of Directors:

Dated: April 18, 2018	Signed:	/s/Joan E. Yohanan
Corporate Secretary & V.P.